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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 15, 2005

Atlantic Express Transportation Corp.
(Exact Name of Registrant as Specified in Charter)

New York (State or Other Jurisdiction of Incorporation)	4151 (Primary Standard Industrial Classification Code Number)	13-392-4567 (IRS Employer Identification No.)

7 North Street Staten Island, New York 10302-1205
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (718) 556-8079

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

        Please note that Atlantic Express Transportation Corp. (the "Company") is not a public reporting company and is submitting this Current Report in order to comply with a reporting obligation under an indenture governing its debt securities.

        The Company believes that this report contains forward-looking statements within the meaning of the federal securities laws and as such involves known and unknown risks and uncertainties. These statements may use forward-looking words such as "anticipate", "estimate", "expect", "will" or other similar words. These statements discuss future expectations or contain projections of future events. Actual results may differ materially from those expressed or implied by the forward-looking statements for various reasons, including general economic conditions, reliance on suppliers, labor relations and other factors, many of which are beyond the Company's control. Readers are cautioned not to place undue reliance on such forward-looking statements.

Item 8.01. Other Events

        The Company is providing the following discussion and analysis of its results of operations and financial condition as of and for the fiscal quarter ended September 30, 2004.

        The Company's revenues from school bus operations are significantly curtailed during the months of July and August due to school holidays. In addition, the quarterly results of school bus operations also fluctuate due to a variety of factors, including variation in the number of school days each quarter. Consequently, revenues and results for the first fiscal quarter are not representative of annual operations and quarterly results may vary substantially, both within a fiscal year and between comparable fiscal years.

Three Months Ended September 30, 2004 Compared to Three Months Ended September 30, 2003

        Revenues.    Revenues from school bus operations were $43.3 million for the three months ended September 30, 2004 compared to $47.9 million for the three months ended September 30, 2003, a decrease of $4.6 million or 9.6%. This decrease was due to lost contracts of $2.1 million and $5.2 million and a decrease in days of service of existing contracts due primarily to approximately five less revenue days in New York City in September 2004 as compared to September 2003 (which reduced revenues by approximately $3.5 million), partially offset by an increase in service requirements of existing contracts of $1.6 million, $1.0 million of price increases of existing contracts and $0.1 million in new contracts.

        Revenues from paratransit and transit operations were $11.0 million for the three months ended September 30, 2004 compared to $10.8 million for the three months ended September 30, 2003, an increase of $0.2 million or 1.9%. This increase was primarily due to $0.8 million of price increases and increases in service requirements of existing contracts, partially offset by $0.6 million of lost contracts.

        Cost of Operations.    Cost of operations of school bus operations were $46.8 million for the three months ended September 30, 2004 compared to $48.4 million for the three months ended September 30, 2003, a decrease of $1.5 million or 3.2%. Salaries and wages from school bus operations decreased by $1.2 million for the three months ended September 30, 2004 due primarily to decreased revenues and decreased days of service. As a percentage of revenues, wages increased to 59.8% for the three months ended September 30, 2004 from 56.5% for the three months ended September 30, 2003. Labor cost percentage increase resulted primarily from a reduction of approximately five revenue days in New York City in September 2004 as compared to September 2003 with only a three day reduction in labor costs in New York City for the comparable period. Employee fringe benefits decreased $0.2 million. As a percentage of revenues, employee fringe benefits increased by 1.1% to 16.8% for the three months ended September 30, 2004 from 15.7% for the three months ended September 30, 2003. As a result of better loss experience, the Company's vehicle insurance expense decreased $0.7 million for the three months ended September 30, 2004 compared to the three months ended September 30, 2003. These decreases were partially offset by an increase in the cost of fuel of $0.3 million.

        Cost of operations of paratransit and transit operations were $9.4 million for the three months ended September 30, 2004 compared to $9.0 million for the three months ended September 30, 2003, an increase of $0.4 million or 4.7%. This increase was primarily due to increased labor costs. As a percentage of revenues, wages increased to 50.4% for the three months ended September 30, 2004 from 48.0% for the three months ended September 30, 2003.

        General and administrative expense.    General and administrative expenses from school bus operations were $3.3 million for the three months ended September 30, 2004 compared to $3.7 million for the three months ended September 30, 2003, a decrease of $0.3 million or 9.4%. This was primarily due to reductions in administrative payroll and fringe benefits of $0.3 million and reductions in professional fees of $0.1 million, partially offset by an increase of $0.1 million in advertising expense. As a percentage of school bus operations revenues, general and administrative expenses were 7.7% for both the three months ended September 30, 2004 and September 30, 2003.

        General and administrative expenses from paratransit and transit operations were $0.6 million for both the three months ended September 30, 2004 and September 30, 2003. As a percentage of paratransit and transit operations revenues, general and administrative expenses decreased to 5.4% for the three months ended September 30, 2004 from 5.8% for the three months ended September 30, 2003.

        Depreciation and amortization.    Depreciation and amortization expense from school bus operations was $5.6 million for the three months ended September 30, 2004 compared to $5.3 million for the three months ended September 30, 2003, an increase of $0.3 million or 6.6%. The increase was primarily due to an increase in depreciation in connection with purchases of new vehicles.

        Depreciation and amortization expense from paratransit and transit operations was $0.5 million for both the three months ended September 30, 2004 and September 30, 2003.

        Loss from operations.    Operating loss from school bus operations was $12.5 million for the three months ended September 30, 2004 compared to $9.4 million for the three months ended September 30, 2003, an increase of $3.1 million or 32.9%, due to the net effect of the items discussed above.

        Operating income from paratransit and transit operations was $0.5 million for the three months ended September 30, 2004 compared to $0.7 million for the three months ended September 30, 2003, a decrease of $0.1 million or 20.7%, due to the net effect of the items discussed above.

        Interest expense.    Interest expense from continuing operations was $5.0 million for the three months ended September 30, 2004 compared to $3.4 million for the three months ended September 30, 2003, an increase of $1.6 million or 45.5%. This increase was primarily due to $3.6 million in interest on $115.0 million in aggregate principal amount of the Company's senior secured notes due 2008 (the "Notes"), which were issued in April 2004, and an increase of $0.1 million in interest on capital lease obligations, partially offset by a $0.8 million decrease in deferred financing expense and a $1.4 million reduction in interest on the Company's senior credit facility (the "Facility"), due to lower average borrowing balances. Interest expense excludes certain contractual interest of $3.4 million for the three months ended September 30, 2003 as those amounts were not recorded as interest expense in accordance with the AICPA's Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the United States Bankruptcy Code.

        Reorganization costs.    On August 16, 2002, Atlantic Express Transportation Group Inc., the Company and most of its wholly-owned subsidiaries (the "Debtors") filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (the "Bankruptcy Court"). The Bankruptcy Court confirmed the Debtors' plan of reorganization on September 4, 2003 and it became effective on December 24, 2003. Reorganization expenses were $0.3 million for the three months ended September 2004 compared to $3.6 million for the three months ended September 30, 2003, a decrease of $3.3 million.

        Loss before provision for income taxes and discontinued operations.    Due to the net effect of the items discussed above, the Company experienced a loss from operations before provision for income taxes and discontinued operations of $17.7 million for the three months ended September 30, 2004 compared to a loss of $15.7 million for the three months ended September 30, 2003, an increase of $2.0 million.

        Income (loss) from discontinued operations.    The Company experienced a loss from discontinued operations of $0.1 million for the three months ended September 30, 2004 compared to a gain from discontinued operations of $0.2 million for the three months ended September 30, 2003, an increase of $0.4 million.

Liquidity and Capital Resources

        The Company's management anticipates total capital expenditures of $6.0 million in fiscal 2005, of which $1.2 million were made in the three months ended September 30, 2004.

        Net cash provided by operating activities.    Net cash provided by operating activities was $1.1 million for the three months ended September 30, 2004, primarily due to cash of $12.3 million resulting from changes in the components of working capital ($8.2 million of which was from increases in accounts payable, accrued expenses, other current liabilities and accrued compensation and $6.8 million of which was from decreases in accounts receivable), plus $6.8 million of non-cash items of depreciation and amortization, partially offset by $18.0 million used in operating activities.

        Net cash used in investing activities.    For the three months ended September 30, 2004, the Company made $1.2 million of capital expenditures to acquire additional vehicles, other property and equipment financed from operating cash flows.

        Net cash provided by financing activities.    Net cash provided by financing activities totaled $1.6 million for the three months ended September 30, 2004, due to $4.9 million of new borrowings from a senior unsecured note, partially offset by $2.6 million in repayments under the Facility and $0.6 million in deferred financing costs.

        The Company was required to register the Notes with the Securities and Exchange Commission (the "SEC") by October 19, 2004. Since the Notes were not registered by the deadline, the Company is required to pay liquidated damages of $5,530 per week for 90 days, $11,060 per week for the next ninety days, $16,590 per week for the following 90 days and $22,120 per week thereafter until such registration is effective.

        As of September 30, 2004, the Company was in default of its EBITDA maintenance covenants as defined in the Facility and the Indenture governing the Notes (the "Indenture"). EBITDA was $21.9 million for the last twelve months ("LTM") period ended September 30, 2004 compared to the required EBITDA of $23.0 million. The primary reason for this EBITDA default was the five less revenue days in New York City and only three less days of New York City labor costs. This reduction in revenue days was determined by the New York Department of Education prior to the beginning of the 2004 - 2005 school year and was not known by the Company when the EBITDA maintenance covenant levels were determined in April 2004. The Company anticipates, barring any unforeseen disruption to the New York City school calendar, that all but one of these days will be made up by the end of the current school year in June 2005. On January 5, 2005, the Company received a waiver of the EBITDA maintenance covenant from the Facility lender and amended the Facility to increase the administrative reserve as defined from $1.0 million to $1.5 million, effective January 5, 2005. On March 3, 2005, the

Facility was amended again to reduce the EBITDA maintenance covenant to $14.5 million for the LTM periods December 31, 2004 through September 30, 2005, $16.0 million for the LTM periods October 31 and November 30, 2005, $19.5 million for the LTM periods December 31, 2005 through February 28, 2006 and $23.0 million for the LTM period March 31, 2006 and thereafter. The Company is in the process of preparing its financial statements for the period ended December 31, 2004 and believes that it will be in compliance with the EBITDA maintenance covenant under the Facility as of December 31, 2004. In addition, the Facility was amended to approve the issuance of $15.0 million of additional indebtedness (as described below).

        On February 23, 2005, the holders of a majority in principal amount of the Notes consented (the "Consent") to amendments to the Indenture which in substance permitted the Company (1) to borrow up to an additional $15.0 million (plus the principal amount of new payment in kind ("PIK") notes issued in connection therewith) of secured debt, (2) to amend the Indenture to modify the "Maintenance of Consolidated EBITDA" Covenant (the "EBITDA Covenant") so it would not apply until the LTM period ending March 31, 2006 and to provide a $4.0 million increase in the consolidated EBITDA Covenant in each of the next three quarters until December 31, 2006 after which the EBITDA Covenant will remain at $35.0 million until the maturity of the Notes and (3) to waive the Company's failure to comply with the existing $23.0 EBITDA Covenant and failure to file various certificates and notices to the Trustee required by the Indenture.

        On March 3, 2005, concurrently with the Consent referred to above, the Company issued $15.0 million of Third Priority Senior Secured Notes due 2008 (the "Additional Indebtedness"). The Additional Indebtedness was issued with warrants (the "Additional Warrants") to purchase 5% of the Company's common shares at $0.01 per share. $1.3 million of the purchase price of the Additional Indebtedness was allocated to the Additional Warrants based upon a valuation prepared by the Company, consistent with the valuation used by an independent appraisal firm. The original issue discount will be amortized over the life of the Additional Indebtedness. In connection with the offering of the Additional Indebtedness, the Company incurred approximately $2.5 million of transaction costs, including $1.1 million in fees for the Consent. Interest on the Additional Indebtedness is 10.0% per annum in cash and PIK interest of 1.0% per annum, payable semi annually in arrears on April 15 and October 15 of each year beginning on April 15, 2005. The Additional Indebtedness will not be or become registered with the SEC. The Additional Warrants will be entitled to registration rights. The Additional Indebtedness is secured by third priority liens on all of the Company's owned properties and on those assets which secure the Company's obligations under the Facility. In addition, the holders of the Additional Indebtedness will vote and consent together on all matters as one class with the holders of the Notes, except matters regarding the existing registration rights agreement relating to the Notes.

        The Company continues to experience higher fuel and health and welfare costs, which are negatively impacting profit margins.

        The Company believes that borrowings under the Facility and its receivable agreement plus the proceeds of the Additional Indebtedness together with its existing cash flow and cash flow from future operations will be sufficient to fund its anticipated requirements for the next twelve months. In addition, the Company is continuing to pursue additional funding alternatives, including the sale and leaseback of certain properties to improve its liquidity position.

Item 9.01. Financial Statements and Exhibits

Atlantic Express Transportation Corp. and Subsidiaries
Consolidated Balance Sheets

	June 30, 2004	September 30, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,741,683	$5,254,526
Restricted cash and cash equivalents	1,110,516	160,483
Accounts receivable, net of allowance for doubtful accounts of $1,335,000 and $1,365,000, respectively	46,971,018	40,111,941
Inventories	2,799,736	2,841,330
Assets of discontinued operations	1,550,000	—
Prepaid insurance	19,615,906	20,435,797
Prepaid expenses and other current assets	2,626,106	5,496,705

Total current assets	78,414,965	74,300,782
Property, plant and equipment, at cost, less accumulated depreciation	149,077,523	143,962,268
Other assets:
Restricted cash and cash equivalents	4,910,810	4,998,098
Restricted marketable securities	4,568,224	4,592,952
Transportation contract rights, net	5,611,437	5,351,058
Deferred financing costs, net	8,936,791	8,882,392
Deposits and other noncurrent assets	4,810,689	4,978,401

Total other assets	28,837,951	28,802,901

	$256,330,439	$247,065,951

Liabilities and shareholder's equity
Current liabilities:
Current portion of long-term debt	$16,375,354	$14,342,113
Current portion of capital lease obligations	1,078,776	1,106,657
Insurance financing payable	3,809,504	1,817,936
Controlled disbursements account — checks issued not funded	2,585,159	3,164,920
Accounts payable, accrued expenses and other current liabilities	24,296,645	25,663,234
Accrued compensation	4,895,246	8,124,379
Current portion of insurance reserves	3,460,000	3,460,000
Accrued interest	3,122,944	6,678,505
Payable to creditors under the plan of reorganization	1,513,080	1,498,715

Total current liabilities	61,136,708	65,856,459
Long-term debt, net of current portion	116,253,926	120,497,102
Capital lease obligations, net of current portion	5,332,901	5,470,724
Insurance reserves, net of current portion and other long-term liabilities	966,076	533,012
Deferred state and local income taxes	922,000	922,000
Payable to creditors under the plan of reorganization, net of current portion	5,238,336	5,238,336
Commitments and contingencies
Shareholder's equity:
Common stock, par value $.01 per share, authorized shares 1,303,200; issued and outstanding 651,600	6,516	6,516
Additional paid-in capital	109,142,001	109,142,001
Accumulated deficit	(42,629,517)	(60,641,590)
Accumulated other comprehensive income (loss)	(38,508)	41,391

Total shareholder's equity	66,480,492	48,548,318

	$256,330,439	$247,065,951

Atlantic Express Transportation Corp. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,
	2003	2004
	(unaudited)
Revenues:
School bus operations	$47,918,299	$43,304,543
Paratransit and transit operations	10,842,859	11,044,846

Total revenues	58,761,158	54,349,389
Costs and expenses:
Cost of operations — School bus operations	48,359,084	46,833,659
Cost of operations — Paratransit and transit operations	9,016,055	9,436,596
General and administrative	4,299,785	3,920,914
Depreciation and amortization	5,817,261	6,114,369

Total operating costs and expenses	67,492,185	66,305,538

Loss from operations	(8,731,027)	(11,956,149)
Other income (expense):
Interest expense (contractual interest of $6,787,963 for three months ended September 30, 2003	(3,412,963)	(4,966,204)
Reorganization costs	(3,590,860)	(339,859)
Other	31,724	(479,367)

Loss before provision for income taxes and discontinued operations	(15,703,126)	(17,741,579)
Provision for income taxes	(16,050)	(36,000)

Loss before discontinued operations	(15,719,176)	(17,777,579)
Income (loss) from discontinued operations	247,091	(134,494)

Net loss	$(15,472,085)	$(17,912,073)

Atlantic Express Transportation Corp. and Subsidiaries

Consolidated Statements of Shareholder's Equity

	Common shares, par value $0.01	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Comprehensive income (loss)	Total
Balance, June 30, 2004	$6,516	$109,142,001	$(42,629,517)	$(38,508)		$66,480,492
Net loss	—	—	(17,912,073)	—	(17,912,073)	(17,912,073)
Distribution to parent company	—	—	(100,000)	—	—	(100,000)
Unrealized gain on marketable securities, net of reclassification adjustment	—	—	—	79,899	79,899	79,899
Comprehensive loss					$(17,832,174)

Balance, September 30, 2004, (unaudited)	$6,516	$109,142,001	$(60,641,590)	$41,391		$48,548,318

Atlantic Express Transportation Corp. and Subsidiaries

Consolidated Statements of Cash Flows

	Three Months Ended September 30,
	2003	2004
	(unaudited)
Cash flows from operating activities
Net loss	$(15,472,085)	$(17,912,073)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on sales of marketable securities and investments	(3,753)	(3,277)
Depreciation	5,384,183	5,825,241
Amortization	1,936,748	947,188
Amortization of original issue discount	—	169,566
Reserve for doubtful accounts receivable	30,000	30,000
Gain on sales of fixed assets	(47,752)	—
Loss on sales of fixed assets	30,178	375,667
Decrease (increase) in:
Restricted cash and cash equivalents	205	950,033
Accounts receivable	4,696,667	6,829,077
Inventories	1,972,915	(41,594)
Prepaid expenses and other current assets	(2,578,962)	(2,140,490)
Deposits and other noncurrent assets	(378,582)	(196,461)
Increase (decrease) in:
Accounts payable, accrued expenses, other current liabilities and accrued compensation	17,082,216	8,151,283
Controlled disbursement account	(3,373,981)	579,761
Insurance financing payable	(1,056,901)	(1,991,568)
Payable to creditors under plan of reorganization	(31,512)	(14,365)
Insurance reserve and other long-term liabilities	(1,097,272)	(433,064)

Net cash provided by operating activities	7,092,312	1,124,924

Cash flows from investing activities
Additions to property, plant and equipment	(4,342,260)	(1,188,098)
Purchase of transportation contract rights	(35,154)	—
Proceeds from sales of fixed assets	534,200	102,445
Increase (decrease) in restricted cash and cash equivalents	199,818	(87,288)
Purchases of marketable securities	(504,554)	—
Proceeds from sales or redemptions of marketable securities	270,732	41,313
Distributions to parent company	—	(100,000)

Net cash used in investing activities	(3,877,218)	(1,231,628)

Atlantic Express Transportation Corp. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended September 30,
	2003	2004
	(unaudited)
Cash flows from financing activities
Proceeds from GSCP DIP loan	$2,500,000	$—
Payments on new senior credit facility	—	(2,647,180)
Revolving line of credit	753,373	—
Proceeds from Senior Unsecured Note	—	4,900,000
Principal payments on borrowings and capital lease obligations	(928,771)	(46,747)
Deferred financing	(596,579)	(586,526)

Net cash provided by financing activities	1,728,023	1,619,547

Net increase in cash and cash equivalents	4,943,117	1,512,843
Cash and cash equivalents, beginning of year	3,101,088	3,741,683

Cash and cash equivalents, end of period	$8,044,205	$5,254,526

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$2,327,048	$408,361

Income taxes	$—	$26,220

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2005

ATLANTIC EXPRESS TRANSPORTATION CORP.
/s/ NEIL J. ABITABILO Name: Neil J. Abitabilo Title: Chief Financial Officer

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Atlantic Express Transportation Corp. and Subsidiaries Consolidated Statements of Operations
Atlantic Express Transportation Corp. and Subsidiaries Consolidated Statements of Shareholder's Equity
Atlantic Express Transportation Corp. and Subsidiaries Consolidated Statements of Cash Flows
Atlantic Express Transportation Corp. and Subsidiaries Consolidated Statements of Cash Flows
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